Exhibit 10(k)

Texas Instruments Incorporated

Nonqualified Stock Option Agreement
(Executive Officers)

Form No. 2

2009 LTIP

Your option is subject to the following terms and conditions, your acceptance of which is required before you can exercise the option.  As used below, “TI,” “the Company” and “the Option Date” have the meanings specified in Section 9.

1.

Exercisability.  On or after the first anniversary of the Option Date, during the balance of the option term, your option may be exercised and shares purchased at any time or times under the following conditions:

(a)	Installment Table. Except as provided in Sections 1(b) and 1(c), the option will be exercisable through the tenth anniversary of the Option Date based on the following table.

On or After	Percent Exercisable
1st anniversary of the Option Date	25%
2nd anniversary of the Option Date	50%
3rd anniversary of the Option Date	75%
4th anniversary of the Option Date	100%

(b)	Termination of Employment. The effect of termination of employment from TI is as follows:

(i)	Termination for cause: The option will be canceled immediately upon termination.

(ii)	Death: The option will continue to full term, becoming exercisable per the table in Section 1(a), and will be exercisable by your heirs.

(iii)	Permanent disability: The option will continue to full term, becoming exercisable per the table in Section 1(a).

(iv)

Termination (except for cause), at least six months after the Option Date, when you are  Retirement Eligible as defined in Section 9:  The option will continue to full term, becoming exercisable per the table in Section 1(a).

(v)

Involuntary Termination (as defined in Section 9) within 24 months after a Change in Control (as defined in Section 9):  The table in Section 1(a) and the other provisions of this Section 1(b) will not apply, and the option

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will become fully exercisable as of the date of your termination and continue to full term.

(vi)

Other:  For any termination other than those specified above, the option will be exercisable for 30 days after the date of termination, only to the extent that it was exercisable on the date of termination per the table in Section 1(a), except as follows:  If you die within 30 days after your termination, then your heirs may exercise the option for a period of up to one year after your death, but only to the extent any unexercised portion was exercisable on the date of termination.

(c)	Confidential Information, Non-solicitation and Competition. See Section 6 for the effect of disclosure of confidential information, solicitation of TI employees or customers, or competition with TI.

2.

Continuing Employment.  Your option will not be affected by any change of employment so long as you continue to be employed by TI.  The option will not constitute or be evidence of any agreement or understanding, expressed or implied, on the part of TI to employ you for any specific period.

3.	Transferability. Your option is not transferable except by will or by the laws of descent and distribution, and during your lifetime may be exercised only by you.

4.

Manner of Exercise.  Your option may be exercised by delivery of a written notice of exercise to the Secretary of the Company or the Secretary’s designee, specifying the number of shares for which you wish to exercise the option, and delivery of the full purchase price thereof, in a form approved by the Compensation Committee of the Board of Directors of the Company, to the Secretary or the Secretary’s designee, or in such other manner as the Committee may otherwise from time to time permit.

5.

Long-Term Incentive Plan.  Your option is subject to all of the terms and conditions of the Texas Instruments 2009 Long-Term Incentive Plan (hereinafter “the Plan”).  In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative.

6.

Confidential Information, Non-solicitation, Competition and Recoupment Policy.  By accepting your option, and in consideration for the option and for the Company’s obligations set forth herein, you agree with the Company as follows:

(a)

You recognize and acknowledge that in the course of your employment with TI, you have obtained private or confidential information and proprietary data relating to TI, including but not limited to TI’s trade secrets (hereinafter "Confidential Information").  TI agrees that it will continue to provide you with access to its Confidential Information to the extent necessary for you to carry out the duties of your employment with TI.

(b)

You recognize and acknowledge that (i) TI manufactures, designs, sells and markets its products in global markets, (ii) TI’s success depends to a significant degree on the skills of its employees and their knowledge of TI’s customers and suppliers, many of which operate on a global basis, and (iii) much of the information that TI maintains regarding its products, employees, customers and suppliers is Confidential Information.

(c)

You agree not to (i) use or disclose to any third party, either directly or indirectly, Confidential Information at any time, except as required in your work for TI or with the prior written consent of TI, or (ii) during the Non-solicitation Period (as defined in Section 9), either directly or indirectly solicit or recruit for your own benefit or for any other person or entity any TI employee to be an employee, director, officer, agent, consultant, partner or independent contractor without the prior written consent of TI, or (iii) during the Non-solicitation Period, either directly or indirectly solicit for your own benefit or for any other person or entity any TI customer to which you marketed or sold TI products during the last 2 years of your employment with TI, without the prior written consent of TI.  Without intending to limit the remedies available to TI, you acknowledge that damages at law will be an insufficient remedy to TI if you violate the terms of this Section 6(c) and agree that TI may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce the terms of this paragraph upon the breach or threatened breach of any such terms or otherwise specifically to enforce such terms.

(d)

You agree that if (i) during your employment by TI and for a period of two years thereafter you engage in Competition (as defined in Section 9), either directly or indirectly, for your own benefit or on behalf of any other person or entity, or (ii) at any time, you use or disclose, either directly or indirectly, to any third party any Confidential Information when not required to do so in your work for TI or without the prior written consent of TI, or (iii) during the Non-solicitation Period, you solicit or recruit, either directly or indirectly, without the prior written consent of TI, any TI employee to be an employee, director, officer, agent, consultant, partner or independent contractor for your own benefit or for any other person or entity, or (iv) during the Non-solicitation Period, you solicit, either directly or indirectly, without the prior written consent of TI, for your own benefit or for any other person or entity, any TI customer to which you marketed or sold TI products during the last 2 years of your employment with TI, then (x) the option shall not be thereafter exercisable at any time, and (y) you shall repay immediately to the Company any profit (spread between the Option Price (as defined in Section 9) and the market price of the Company’s common stock on the date of exercise) made on the option within three years prior to termination of your employment or any time after termination of your employment.  Any amount payable to the Company pursuant to this provision may be reduced or waived as the Company, in its sole judgment, deems warranted by the circumstances.

(e)	You agree that this option is subject to the recoupment policy adopted by the Committee and in effect on the Option Date.

(f)

You acknowledge the reasonableness of the commitments and agreements in this Section 6, including their scope, duration and geographic coverage. You recognize and acknowledge that the provisions of this Section 6 are entered into by you in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for your agreement to the provisions of this Section 6, the Company would not have entered into this Agreement.

7.

Responsibility for Taxes.  You acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding (hereinafter “Tax-Related Items”) in connection with this grant, its exercise or the subsequent sale of shares received thereunder is your responsibility, and that TI (a) makes no representations or undertakings with respect to the treatment for tax purposes of the grant or exercise of this option or sale of shares received thereunder, or any dividends on issued shares, and (b) does not commit to structure the grant to reduce your liability for Tax-Related Items.  You authorize TI to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by TI or from proceeds of the sale of the shares.  If permissible under local law, TI may (a) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (b) withhold shares to meet such obligations.  Finally, you shall pay to TI any amount of Tax-Related Items that TI may be required to withhold that cannot be satisfied by the means described above.

8.

Nature of Grant. In accepting this grant, you acknowledge that:  (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (b) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (c) the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (d) you are voluntarily participating in the Plan; (e) your option is an extraordinary item that does not constitute compensation for services rendered to TI; (f) your option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, pension or retirement benefits or similar payments; (g) the option grant will not be interpreted to form an employment contract or relationship with TI; (h) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (i) the value of any shares acquired upon exercise may increase or decrease in value.

9.	Certain Definitions.

(a)	The term “Change in Control” has the meaning specified in the Plan.

(b)	The term “Company” means Texas Instruments Incorporated and the term “TI” means and includes Texas Instruments Incorporated (together with any successor) and its subsidiaries.

(c)	The term “Competition” means:

(i)

engaging in any business activity similar to that in which you engaged during your last three years of employment with TI for any person or entity selling, marketing, designing or manufacturing products the same as, similar to, or that compete with products that TI sells or markets;

(ii)

engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you sold or marketed, or attempted to sell or market, during the last three years of your employment with TI;

(iii)

engaging in the manufacture or design of any products that are the same as, similar to or that compete with any products that you sold or marketed, or attempted to sell or market, or participated in the design or manufacture of, during the last three years of your employment with TI; or

(iv)

engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you participated in the design or manufacture of during the last three years of your employment with TI.

(d)	The term “Involuntary Termination” has the meaning specified in the Plan.

(e)	The term “Non-solicitation Period” means the period from the effective date of this Agreement until the second anniversary of the date on which your employment with TI has terminated.

(f)	The term “Option Date” means the effective date of grant of this option.

(g)	The term “Option Price” means the exercise price you paid for shares of the Company’s company stock pursuant to the terms of this option.

(h)

The term “Retirement Eligible” means (1) at least 55 years of age with at least 10 years of service (measured from your service date as shown on TI’s global human resources database) as a TI employee or (2) at least 65 years of age.

(i)	The term “Agreement” means this option agreement.

10.

Texas Law.  This Agreement and specifically the provisions of Section 6 hereof shall be construed both as to validity and performance and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

11.

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

END

By accepting this Agreement, I acknowledge I have read and I agree to be bound by all of the terms and conditions set forth above, including Section 6 relating to Confidential Information, Non-solicitation, Competition and Recoupment Policy.